Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Daryl Messinger
(415) 829-4101	(415) 946-1062

MEDIVATION REPORTS FOURTH QUARTER AND YEAR-END 2008 FINANCIAL

RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, March 16, 2009 – Medivation, Inc. (NASDAQ: MDVN) today reported on its corporate progress and financial results for the fourth quarter and year ended December 31, 2008.

“We had a very productive 2008 and are looking forward to an equally exciting 2009. We have made excellent progress across our pipeline and are on track to be in Phase 3 testing in all of our programs in 2009 — Dimebon in both Alzheimer’s and Huntington’s diseases and MDV3100 for castration-resistant prostate cancer,” said David Hung, M.D., president and chief executive officer of Medivation. “We and Pfizer are jointly executing a comprehensive Phase 3 development program for Dimebon in Alzheimer’s disease and are already well on our way with the ongoing CONNECTION study, the recent initiation of a large safety trial designed to support a potential earlier NDA filing date, and the soon-to-be-initiated CONCERT study of Dimebon in combination with Aricept. In addition, with Pfizer, we had a successful end-of-Phase 2 meeting with the FDA for Dimebon in Huntington’s disease.”

Corporate Update

Dimebon

Alzheimer’s Disease:

•

On track with patient enrollment in CONNECTION, a confirmatory Phase 3 trial in mild-to-moderate patients, allowing for expected completion of enrollment in 2009. We have 66 open sites in the U.S., Europe and South America.

•

Initiated a placebo-controlled Phase 3 safety study in 750 Alzheimer’s disease patients on a variety of background antidementia drugs. The purpose of the safety study is to generate a sufficient safety database to give us the option for an earlier-than-planned filing of our initial marketing application should we and Pfizer elect to pursue that option.

•

Plan to initiate enrollment next month in our Phase 3 CONCERT trial, a 12-month safety and efficacy study evaluating Dimebon in combination with donepezil (Aricept®) in approximately 1,000 patients with mild-to-moderate Alzheimer’s disease.

•	Plan to initiate two additional Phase 3 studies in 2009 that will evaluate Dimebon in a total of approximately 1,100 patients with moderate-to-severe Alzheimer’s disease.

Huntington’s Disease

•

Held an end-of-Phase 2 meeting at which the U.S. Food and Drug Administration (FDA) informed us that we could begin a Phase 3 trial of Dimebon in patients with Huntington’s disease using the Mini-Mental State Examination (MMSE) and the Clinician’s Interview-based Impression of Change, plus caregiver input (CIBIC-plus) as co-primary endpoints. Discussions with the European regulators are ongoing. We expect to begin this study in 2009.

•

Presented the data from the Phase 2 trial of Dimebon in Huntington’s disease patients at the 9th International Conference on Alzheimer’s and Parkinson’s Diseases (AD/PD) held last week. Results showed Dimebon to be well tolerated and to significantly improve cognition as measured by the MMSE.

Mechanism of Action (MOA)

•

Presented new data at various medical conferences, including the recent AD/PD conference, that provide additional evidence that Dimebon potentially stabilizes and improves mitochondrial function in a way that prevents neuron death and dysfunction, a mechanism thought to be distinct from currently available Alzheimer’s disease medications.

•

At AD/PD, we presented new research from the Karolinska Institutet, which quantified the impact of Dimebon on mitochondrial function. Responses were seen on mitochondrial function at low concentrations of Dimebon across multiple experiments, and Dimebon showed potent mitochondrial responses in both stressed and normal cells.

MDV3100

•	Completed enrollment in our Phase 1-2 dose-escalation trial in patients with castration-resistant prostate cancer (CRPC).

•

Presented data from our Phase 1-2 clinical trial at ASCO’s 2009 Genitourinary Cancers Symposium showing that MDV3100 consistently demonstrated encouraging anti-tumor activity across dose levels, endpoints and in both pre- and post-chemotherapy groups in the 114 patients who had thus far been followed for 12 weeks or longer. Safety data demonstrated that doses at 240 mg and below were well tolerated.

•	Remain on track to seek FDA approval to begin a pivotal Phase 3 registration study in castration-resistant prostate cancer patients in 2009.

•	Will present additional data from the ongoing Phase 1-2 study at upcoming medical conferences in 2009.

Fourth Quarter and Year-End 2008 Financial Results

Revenue for the fourth quarter and full year of 2008 was $12.6 million, consisting of partial recognition of the non-refundable up-front payment of $225.0 million received from Pfizer in October 2008. The up-front payment was recorded as deferred revenue upon receipt and is being recognized on a straight-line basis over the estimated performance period of the Company’s obligations under its collaboration agreement with Pfizer, which the Company presently expects to complete in the first quarter of 2012.

For the twelve months ended December 31, 2008, total operating expenses were $76.8 million, compared with total operating expenses of $33.8 million for the same period in 2007. These figures include non-cash stock-based compensation expense of $8.5 million in the year ended December 31, 2008, compared with $5.9 million for the same period in 2007.

Beginning October 21, 2008, Pfizer became responsible for 60 percent of all Dimebon-related development and commercialization costs in the U.S., and 100 percent of such costs outside the U.S. The parties will make quarterly true-up payments as necessary to ensure that each bears its applicable share of costs. For the fourth quarter of 2008, the true-up payment payable to Medivation was $3.5 million. Medivation presents these cost-sharing true-up payments in the applicable expense line of its statement of operations.

Medivation reported a net loss for the quarter ended December 31, 2008, of $7.9 million, or $0.26 per share, compared with a net loss of $9.6 million, or $0.34 per share, for the same period in 2007. For the twelve months ended December 31, 2008, the net loss was $62.5 million, or $2.12 per share, compared with a net loss of $31.7 million, or $1.14 per share, for the same period in 2007.

Cash, cash equivalents and short-term investments at December 31, 2008, totaled $221.4 million, compared with $43.3 million at December 31, 2007.

2009 Financial Outlook

We expect 2009 revenue from our collaboration with Pfizer to be approximately $65 million, representing partial recognition of our up-front payment received. We do not expect to recognize any Dimebon related milestone payments in 2009. We expect that total operating expenses for 2009, net of cost-sharing payments from Pfizer, will be between $130 and 140 million, which includes non-cash stock-based compensation expense of approximately $10 million.

Conference Call Information

To participate in today’s live call beginning at 4:30 p.m. Eastern Time by telephone, please call 877-718-5104 from the U.S. or +1-719-325-4794 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. With Pfizer, the Company is conducting a broad Dimebon clinical development program, including a pivotal and confirmatory Phase 3 trial, known as the

CONNECTION study, in patients with mild-to-moderate Alzheimer’s disease. The program also includes additional Phase 3 trials planned to begin this year in both Alzheimer’s disease and Huntington’s disease. In addition, a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer is ongoing. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the timing of: initiation of clinical studies, filing of an NDA for Dimebon, seeking approval to commence a Phase 3 trial of MDV3100, the presentation of data with respect to Dimebon and MDV3100 and the receipt of milestone payments as well as the extent of future expected financial results, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements to follow~

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year ended December 31,
	2008	2007	2006
Collaboration revenue	$12,578	$—	$—
Operating expenses:
Research and development	54,895	23,399	11,825
Selling, general and administrative	21,865	10,364	4,321

Total operating expenses	76,760	33,763	16,146

Loss from operations	(64,182)	(33,763)	(16,146)
Other income (expense):
Interest income, net	1,206	2,020	785
Other income (expense), net	516	—	(2)

Total other income (expense)	1,722	2,020	783

Net loss	$(62,460)	$(31,743)	$(15,363)

Basic and diluted net loss per share	$(2.12)	$(1.14)	$(0.63)

Weighted average common shares used in the calculation of basic and diluted net loss per share	29,478	27,932	24,248

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$71,454	$43,258
Short-term investments	149,968	—
Receivable from collaboration partner	3,522	—
Prepaid expenses and other current assets	1,957	991

Total current assets	226,901	44,249
Property and equipment, net	768	689
Restricted cash	843	500
Intellectual property, net	54	58
Other non-current assets	706	100

Total assets	$229,272	$45,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,166	$1,747
Accrued expenses	5,772	2,218
Deferred revenue	64,286	—
Other current liabilities	93	70

Total current liabilities	77,317	4,035
Deferred revenue, net of current	148,137	—
Other non-current liabilities	399	492
Series A redeemable preferred stock	11	11

Total liabilities	225,864	4,538

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 30,088,390 shares at December 31, 2008 and 28,837,290 at December 31, 2007	301	288
Additional paid-in capital	125,074	100,970
Accumulated other comprehensive income	693	—
Accumulated deficit	(122,660)	(60,200)

Total stockholders’ equity	3,408	41,058

Total liabilities and stockholders’ equity	$229,272	$45,596